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BRISTOL-MYERS SQUIBB TO ACQUIRE KOSAN BIOSCIENCES

Bristol-Myers Squibb Advances Company Strategy with Latest Acquisition

        Princeton, N.J. and Hayward, CA, May 29, 2008—Bristol-Myers Squibb Company (NYSE: BMY) and Kosan Biosciences Inc. (NASDAQ: KOSN) announced today that the companies have signed a definitive merger agreement providing for the acquisition of Kosan, a cancer therapeutics company, by Bristol-Myers Squibb, for $5.50 per share in cash. The transaction, with a net aggregate purchase price of approximately $190 million after deducting Kosan's projected net cash balance at June 30, 2008, has been unanimously approved by the boards of directors of both companies. The acquisition of Kosan will enhance Bristol-Myers Squibb's pipeline with compounds in two important classes of anticancer agents: novel Hsp90 (heat shock protein 90) inhibitors and epothilones.

        "Helping patients prevail against serious disease is paramount at Bristol-Myers Squibb," said Jim Cornelius, chairman and chief executive officer. "We pursue innovative science, both internally and externally, that can accelerate the discovery and development of new medicines. Kosan's technology, coupled with our development and commercialization capabilities, will result in new treatment options for patients, and represents another important milestone in the execution of our strategy to become a next-generation BioPharma leader."

        "We believe that this combination with Bristol-Myers Squibb, a global leader in oncology, provides an excellent opportunity for the potential of Kosan's development portfolio to be realized through a transaction which also provides our stockholders with attractive financial terms," said Helen S. Kim, Kosan's president and chief executive officer. "Kosan has evolved from a research platform to a development company, and we have reached a turning point in our growth as an independent company. We believe that this transaction represents a timely opportunity to place our clinical programs and technology assets in the hands of a world-class company with the experience and expertise to bring innovative cancer treatment options to patients in need."

        "Kosan has done great work advancing two classes of novel anticancer medicines: epothilones and Hsp90 inhibitors," said Elliott Sigal, M.D., Ph.D., executive vice president and chief scientific officer, Bristol-Myers Squibb. "Epothilones are microtubule stabilizers with multiple therapeutic applications in various cancers and potentially in neurodegenerative diseases. The Hsp90 program includes a Phase III compound for the treatment of patients with multiple myeloma, an area of high unmet medical need."

        Under the terms of the definitive merger agreement, Bristol-Myers Squibb will commence a cash tender offer on or about May 29, 2008 to purchase all of the outstanding shares of Kosan common stock for $5.50 per share in cash. The closing of the tender offer is subject to customary terms and conditions, including the tender of a number of shares that constitutes at least a majority of Kosan's outstanding shares of common stock (on a fully diluted basis) and expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvement Act. The agreement also provides for the parties to effect, subject to customary conditions, a merger to be completed following the completion of the tender offer which would result in all shares not tendered in the tender offer being converted into the right to received $5.50 per share in cash. The directors and executive officers of Kosan have entered into agreements with Bristol-Myers Squibb pursuant to which they have agreed to tender their shares in connection with the tender offer contemplated by the merger agreement, subject to securities law limitations. The merger agreement contains a provision under which Kosan has agreed not to solicit any competing offers for the company. Bristol-Myers Squibb will finance the acquisition from its existing cash resources. The companies expect the tender offer to close in approximately thirty (30) days.

        Bristol-Myers Squibb and Kosan also announced today that they have entered into a separate license agreement under which Kosan has granted to Bristol-Myers Squibb an exclusive worldwide license to Kosan's epothilone compounds and related intellectual property and data and will assign to Bristol-Myers Squibb its epothilone investigational new drug (IND) applications. Under the license agreement, Kosan will receive an initial payment of $25 million and is entitled to milestone payments in connection with the development of epothilone product candidates and royalty payments on net sales of such products. The license agreement will remain in effect between the parties in the event that the acquisition is not completed, unless the merger agreement is terminated due to an intentional breach by Bristol-Myers Squibb of its covenants under that agreement.

        Credit Suisse Securities (USA) LLC is serving as financial advisor to Bristol-Myers Squibb in connection with the acquisition, and Bristol-Myers Squibb is represented by Cravath, Swaine & Moore LLP, New York, New York. Lazard Frères & Co. LLC is serving as financial advisor to Kosan in connection with the acquisition, and Kosan is represented by Cooley Godward Kronish LLP, Palo Alto, California.

Kosan Conference Call and Webcast Today

        Kosan will hold a conference call to discuss the planned acquisition of Kosan by Bristol-Myers Squibb today at 7:00 a.m. Pacific / 10:00 a.m. Eastern. To access the live call, please dial 800.591.6942 (U.S.) or 617.614.4909 (International), access code 40535858. Interested parties may listen to the webcast live at http://www.kosan.com by clicking on the "Webcasts" tab under the heading "Investors/Press." The webcast is also being distributed over Thomson's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson's individual investor center at http://www.earnings.com or by visiting any of the investor sites in Thomson's Individual Investor Network. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents, at http://www.streetevents.com. A telephonic replay will be available through June 5, 2008 by dialing 888.286.8010, access code 53056563. International callers can dial 617.801.6888, access code 53056563.

About Bristol-Myers Squibb

        Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to extend and enhance human life. For more information visit: www.bms.com.

About Kosan

        Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development—Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan has leveraged its proprietary technologies to develop drug candidates from polyketides, an important class of natural products. For additional information on Kosan Biosciences, please visit the company's website at http://www.Kosan.com.

        This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, relating to the acquisition of Kosan Biosciences Inc. by Bristol-Myers Squibb Company and the discovery, development and commercialization of certain anticancer agents. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition described in this release will receive all necessary regulatory approvals, that the acquisition will be completed, or if it is completed, that it will close by the timelines described in this release. In addition, the compounds described in this release are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be successful, that it will ultimately receive regulatory approval, or that if it receives such approvals, that these compounds will be commercially successful. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb's business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb's Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q, and

Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

        This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Act"). Such forward-looking statements include but are not limited to statements regarding the anticipated closing of the acquisition of Kosan, the potential receipt of milestones and royalty payments under the license agreement, and the further development and potential safety, efficacy and potential of Kosan's product candidates. Words such as "will," "would," "expect," "believe," and similar expressions are intended to identify forward-looking statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Kosan's current expectations. Forward-looking statements involve risks and uncertainties. Kosan's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that the acquisition of Kosan may not be consummated as the transaction is subject to certain closing conditions, risks related to Kosan' dependence on Bristol-Myers Squibb to develop epothilone products in order for Kosan to receive milestones or royalties, and risks related to the uncertain progress and results of Kosan's preclinical and clinical testing; manufacturing; the effort and expense necessary for further development of Kosan's product candidates, including the costs of bortezomib; intellectual property matters; and Kosan's dependence on its collaboration with Pfizer for development of its motilin agonist product candidate. These and other risk factors are discussed under "Risk Factors" in Kosan's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and other periodic filings with the SEC. Kosan expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

        The tender offer described herein has not commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Kosan. At the time the tender offer is commenced, Bristol-Myers Squibb and its subsidiary, KB Acquisition Corp., intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Kosan intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Bristol-Myers Squibb, KB Acquisition Corp., and Kosan intend to mail these documents to the stockholders of Kosan. These documents will contain important information about the tender offer and stockholders of Kosan are urged to read them carefully when they become available. Stockholders of Kosan will be able to obtain a free copy of these documents (when they become available) at the website maintained by the Securities and Exchange Commission at http://www.sec.gov/. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from Bristol-Myers Squibb by mailing requests for such materials to: Office of the Corporate Secretary, 345 Park Avenue, New York, New York 10154-0037.

CONTACTS:

Bristol-Myers Squibb Company	Kosan Biosciences Inc.
Media:	Jane M. Green, Ph.D
Jennifer Fron Mauer	Vice President, Corporate Communications
R&D Communications	Phone: 510-731-5335
Phone: 609-252-6579	green@kosan.com
jennifer.mauer@bms.com
Investor Relations: John Elicker Vice President, Investor Relations Phone: 212-546-3775 john.elicker@bms.com

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BRISTOL-MYERS SQUIBB TO ACQUIRE KOSAN BIOSCIENCES Bristol-Myers Squibb Advances Company Strategy with Latest Acquisition